SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 16, 2007

CAPTECH FINANCIAL GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Florida (State or Other Jurisdiction of Incorporation)	000-50057 (Commission File Number)	59-1019723 (IRS Employer Identification No.)

10200 W. 44th Avenue, Suite 210-E
Wheat Ridge, CO 80033
(303) 432-7703
(Address and Telephone Number of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On July 16, 2007, Captech Financial Group, Inc. (the “Company”) affected a reverse stock split pursuant to an amendment to its Articles of Incorporation filed with the Florida Department of State pursuant to which each share of common stock, no par value, of the Company issued and outstanding on July 3, 2007 was automatically reclassified such that five (5) shares of common stock were converted into one (1) share of common stock (the “Reverse Split”). No fractional shares will be issued and any holder otherwise entitled to a fraction of a share on account of the Reverse Split, shall receive upon surrender of such holder’s stock certificates, in lieu of such fractional shares, one whole share of the Company’s common stock. In addition, as a result of the Reverse Split, the Company’s authorized capital stock was reduced from 200,000,000 to 40,000,000 shares of common stock. Under Florida law, shareholder approval was not required.

The Company completed the Reverse Split as part of the actions to be taken in order to complete the previously announced proposed merger (the “Merger”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Captech Acquisition Corp, a wholly-owned subsidiary of the Company, and Boo Koo Beverages, Inc., which was previously announced by the Company in a Current Report on Form 8-K filed with the Securities and Exchange Commission on June 22, 2007.

The parties expect to consummate the transactions under the Merger Agreement as soon as possible; however, no assurance can be given that the conditions to closing the transactions contemplated by the Merger Agreement will be satisfied, or that the transactions contemplated by the Merger Agreement ultimately will be consummated. As previously disclosed in the Company’s Schedule 14f-1 filed with the Securities and Exchange Commission on July 5, 2007 and mailed to the Company’s shareholders, upon consummation of the Merger, the Company will appoint four new members to its board of directors and the Company’s current two directors will resign. Such change in the composition of the board will not be effectuated until the Merger is consummated.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

3.1	Amendment to Articles of Incorporation and Articles of Correction

SIGNATURES

In accordance Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant caused this information statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPTECH FINANCIAL GROUP, INC.

By:	/s/ Wesley F. Whiting
Name: Wesley F. Whiting
Title: President